As filed with the Securities and Exchange Commission on November 14, 1997

                                                      Registration No. 333-


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                ______________________
                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                ______________________
                                     ECOLAB INC.
                (Exact name of registrant as specified in its charter)

                   DELAWARE                                    41-0231510
         (State or other jurisdiction of                   (I.R.S. Employer
         incorporation or organization)                   Identification No.)
                                ______________________
                                    Ecolab Center
                               370 North Wabasha Street
                              St. Paul, Minnesota 55102
                                    (612) 293-2233
                 (Address, including zip code, and telephone number,
               including area code, of registrant's principal executive
                                       offices)
                                ______________________
                              ECOLAB MIRROR SAVINGS PLAN
                               (Full title of the plan)
                                ______________________
                              WILLIAM R. ROSENGREN, ESQ.
                            SENIOR VICE PRESIDENT-LAW AND
                                   GENERAL COUNSEL
                                     ECOLAB INC.
                                    ECOLAB CENTER
                               370 NORTH WABASHA STREET
                              ST. PAUL, MINNESOTA 55102
                                    (612) 293-2233
                 (Name and address, including zip code, and telephone
                  number, including area code, of agent for service)
                                ______________________
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
              IMMEDIATELY UPON THE FILING OF THIS REGISTRATION STATEMENT
                                ______________________
                           CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM         PROPOSED MAXIMUM              AMOUNT OF
TITLE OF SECURITIES               AMOUNT TO BE        OFFERING PRICE           AGGREGATE                     REGISTRATION
TO BE REGISTERED (1)              REGISTERED          PER OBLIGATION           OFFERING PRICE (2)            FEE

Deferred Compensation Obligations $5,000,000          100%                     $5,000,000                    $1,515.15


1 The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Ecolab Mirror Savings Plan. See "Description of Securities" herein.

2   Estimated solely for the purpose of determining the registration fee.

                                       PART II

                                 INFORMATION REQUIRED
                            IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed by Ecolab Inc. (the "Company" or the "Registrant") (File No.1- 9328) with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement: (1) Annual Report on Form 10-K for the year ended December 31, 1996; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; (3) Current Reports on Forms 8-K dated August 15, 1997, August 22, 1997, August 29, 1997, October 2, 1997, October 9, 1997 and October 22, 1997;
and (4) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1996.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    The consolidated financial statements and related financial statement schedule of the Company, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference in this Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, for the periods indicated in such firm's reports thereon. The consolidated financial statements and financial statement schedule audited by Coopers & Lybrand L.L.P. have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that Coopers & Lybrand L.L.P. examines and reports on the financial statements and financial statement schedules of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in the Registration Statement in reliance upon their reports and said authority.

    With respect to unaudited interim financial information incorporated by reference in this Registration Statement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for reviews of such information. However, their separate reports, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 (the "Securities Act") for their reports on the unaudited interim financial information because each such report is not a "report" or a "part" of the Registration Statement prepared or certified by the independent accountants within the meaning of Sections 7 and 11 of the Securities Act.

    In addition, the combined financial statements and financial statement schedule of the Henkel-Ecolab Joint Venture, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference in this Registration Statement, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent accountants, for the periods indicated in such firm's reports thereon. The combined financial statements and financial statement schedule audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft examines and reports on the financial statements and the financial statement schedules of the Henkel-Ecolab Joint Venture issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in the Registration Statement in reliance upon their reports and said authority.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Under the Ecolab Mirror Savings (the "Plan"), the Registrant and certain subsidiaries will provide deferred compensation benefits to certain management and highly compensated employees of the Registrant and such subsidiaries that are in addition to those provided under the Ecolab Savings Plan (the "Savings Plan"). The Registrant and such subsidiaries will partially match deferrals made by employees participating in the Plan ("Employer Matching Contribution"). Both the employee deferrals and the Employer Matching Contributions are credited to individual accounts ("Accounts") established and maintained on the books of the Registrant or such subsidiary in the name of each participating employee. The obligations of the Registrant to its participating employees, as well as the obligations of certain of its subsidiaries to the participating employees of such subsidiaries, to the extent such subsidiary obligations have been guaranteed by the Registrant (collectively the "Deferred Compensation Obligations"), which are represented by the Accounts will be unsecured general obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

    The amount of compensation to be deferred by each participating employee will be determined in accordance with the Plan based on elections by the employee. Each Deferred Compensation Obligation will be payable by the Registrant in accordance with the terms of the Plan. All employee deferrals and Registrant matching contributions will be deemed to have been invested in one or more Hypothetical Investment Funds. Under this arrangement, the Deferred Compensation Obligations are indexed to such Hypothetical Investment Funds and are adjusted to reflect the investment experience of the Hypothetical Investment Funds, including any appreciation or depreciation. The yield of the Hypothetical Investment Funds corresponds to that of certain investment funds that are designated from time to time by the Registrant for investment of deferred compensation proceeds under the Savings Plan. One of the investment funds so designated invests primarily in the Common Stock of the Registrant.

    An employee participant's right or the right of any other person to the Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except (i) by a written designation of a beneficiary under the Plan, (ii) by written will, (iii) by the laws of descent and distribution or (iv) by Internal Revenue Service levy for unpaid taxes.

    The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the payment dates specified in the Plan, except in limited circumstances where total or partial redemption may, in the sole discretion of the Plan Administrator, be necessary in order to alleviate the consequences of an unforeseen emergency faced by the participating employee. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of an employee participant to the balance of his or her Account as of the Date of such amendment or termination.

    The Deferred Compensation Obligations are not convertible into any other security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notice, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Kenneth A. Iverson, Vice President and Secretary of the Company, who has passed upon the legality of the Deferred Compensation Obligations offered hereby, is eligible for participation in the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the General Corporation Law of Delaware ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith;
that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145, including liabilities under the Securities Act.

    Article V of the Company's By-Laws provides for indemnification of the Company's officers and directors to the full extent allowed by Delaware law.

    In addition, Article IV of the Company's Restated Certificate of Incorporation provides that the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions under the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or
(iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to the Company or its stockholders for any violation of their fiduciary duty.

    The Company has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the DGCL and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Company.

    The Company has entered into indemnification agreements with each of its directors (the "Indemnification Agreements"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The Indemnification Agreements further provide that the Company has the burden of proving that a director is not entitled to indemnification in any particular case.

    The foregoing represents a summary of the general effect of the DGCL, the Company's By-Laws and Restated Certificate of Incorporation, the Company's directors and officers liability insurance coverage and the Indemnification Agreements for purposes of general description only.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable - no securities are to be re-offered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated October 22, 1997).
4.2 Bylaws of the Company, as amended through December 16, 1996 (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated December 16, 1996 (File No.1-9328)).
4.3 Form of Common Stock Certificate (incorporated by reference to Exhibit 4(B) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-9328)).
4.4 Rights Agreement, dated as of February 24, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated February 24, 1996 (File No. 1-9328)).
5.1 Opinion and Consent of Kenneth A. Iverson (filed herewith electronically).
15.1 Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial information (filed herewith electronically).
23.1     Consent of Kenneth A. Iverson (included in Exhibit 5.1).
23.2     Consent of Coopers & Lybrand L.L.P. (filed herewith electronically).
23.3 Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft (filed herewith electronically).
24.1     Powers of Attorney (filed herewith electronically).

ITEM 9.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on November 14, 1997.

                                  ECOLAB INC.


                                  By: /s/ Allan L. Schuman
                                     --------------------------------------
                                      Allan L. Schuman
                                      President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 14, 1997 by the following persons in the capacities indicated.

 /s/ Allan L. Schuman                    President and Chief Executive Officer
----------------------------------       (Principal Executive Officer) and
Allan L. Schuman                         Director


 /s/ Michael E. Shannon                  Chairman of the Board, Chief Financial
----------------------------------       and Administrative Officer (Principal
Michael E. Shannon                       Financial Officer) and Director


 /s/ Arthur E. Henningsen, Jr.           Senior Vice President and Controller
----------------------------------       (Principal Accounting Officer)
Arthur E. Henningsen, Jr.

 /s/ Kenneth A. Iverson
----------------------------------
Kenneth A. Iverson, as
attorney-in-fact for
Les S. Biller, Ruth S. Block,
James J. Howard, Joel W. Johnson,
Jerry W. Levin, Reuben F. Richards,
Richard L. Schall, Roland Schulz,
Philip L. Smith, Hugo Uyterhoeven and
Albrecht Woeste

                                  INDEX TO EXHIBITS


ITEM                 DESCRIPTION                       METHOD OF FILING
NO.                  -----------                       ----------------
---

4.1    Restated Certificate of Incorporation    Incorporated by reference to
       of the Company........................   Exhibit (3) to the Company's
                                                Current Report on Form 8-K
                                                dated October 22, 1997.

4.2    Bylaws of the Company, as amended        Incorporated by reference to
       through December 16, 1996.............   Exhibit 3 to the Company's
                                                Current Report on Form 8-K
                                                dated December 16, 1996 (File
                                                No.1-9328).

4.3    Form of Common Stock Certificate......   Incorporated by reference to
                                                Exhibit 4(B) to the Company's
                                                Annual Report on Form 10-K for
                                                the year ended December 31,
                                                1995 (File No. 1-9328).

4.4    Rights Agreement, dated as of February   Incorporated by reference to
       24, 1996, between the Company and        Exhibit 4 to the Company's
       First Chicago Trust Company of New       Current Report on Form 8-K
       York, as Rights Agent................    dated February 24, 1996.

5.1    Opinion and Consent of Kenneth A.        Filed herewith electronically.
       Iverson..............................

15.1   Letter of Coopers & Lybrand L.L.P.
       regarding unaudited interim financial
       information............................  Filed herewith electronically.

23.1   Consent of Kenneth A. Iverson.........   Included in Exhibit 5.1.

23.2   Consent of Coopers & Lybrand L.L.P....   Filed herewith electronically.

23.3   Consent of KPMG Deutsche Treuhand-
       Gesellschaft Aktiengesellschaft
       Wirtschaftsprufungsgesellschaft........  Filed herewith electronically.

24.1   Powers of Attorney.....................  Filed herewith electronically.